October 15, 2015

Dear Sue:

I’m delighted to offer you the role of Chief Human Resources Officer and look forward to having you join the Vonage Executive Leadership Team. Your experience, high energy and persuasive leadership style are sure to have an immediate impact on our strategies and results.

Below is a quick summary of the offer details for the position. I’ve attached a detailed offer letter that provides a comprehensive explanation of each offer component for your review.

Key components of the offer include:

•	Base Salary: $360,000

•	Target Bonus Opportunity of 60%

•	Pro-rated for 2015; subject to actual company attainment

•
Sign-On Equity Award of $540,000, with 50% of value in Time-Based Restricted Stock Units and 50% of value in Performance-Based Restricted Stock Units (actual number of shares to be granted are detailed in the attached offer letter)

•	Severance equal to nine (9) months’ current base salary

If you have any questions, please do not hesitate to call me directly at (732) 365-1777, or Kurt Rogers at (732) 444-2364. I appreciate your consideration, and I look forward to working closely with you as we create something truly special at Vonage.

Best regards,

Alan

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October 15, 2015

VIA EMAIL

Susan L. Quackenbush
582 Sylvan Rd.
River Vale, NJ 07675

Dear Sue:

We are pleased to inform you that after careful consideration, Vonage Holding Corporation is extending an offer of employment, subject to the approval of the Board of Directors (the “Board”) of Vonage Holdings Corp. (together, with Vonage America, Inc. the “Company”). This offer letter (the “Offer Letter”), if accepted by you and approved by the Board, shall set forth the terms of your employment.

1. Employment

(a)	You will be employed in the position of Chief Human Resources Officer.

(b)	You will report to the Chief Executive Officer, Alan Masarek.

(c)	Your employment will commence on November 30, 2015 (the “Commencement Date”).

(d)
You will have the duties and responsibilities customarily held by the Chief Human Resources Officer of a public corporation (which may be increased or decreased at the discretion of the Chief Executive Officer from time to time), including but not limited to overseeing the company’s overall human resources strategy.

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2. Location
Your office location will be at the Company's headquarters, which is located in Holmdel, NJ.
3. Compensation

The Company will pay you an annual base salary (“Base Salary”) of $360,000, less applicable withholding, payable in equal installments in accordance with the Company’s regular payroll practices for similarly situated employees, but in no event less frequently than biweekly in arrears.

(a)
In addition to the Base Salary, you will be eligible for a Target Bonus Opportunity (“TBO”) of 60% of your Base Salary. TBO payouts are granted in the Company’s sole discretion. Your actual bonus attainment will be based on performance objectives determined in accordance with the Company’s customary practices and may be greater or less than 100%, with maximum attainment of 175% depending upon individual and Company performance. For 2015, your TBO payout will be pro-rated and is subject to actual Company attainment. When made, TBO payouts are generally paid in late February/early March. You must be employed on the payout date to receive any TBO payout.

4. Equity Awards

(a)	You will be granted sign-on equity of $540,000.

(b)
Fifty (50) percent of the value of the sign-on equity will be in time-based restricted stock units (“Time-Based RSUs”) under the Vonage Holdings Corp. 2015 Incentive Plan (the “Incentive Plan”) pursuant to the Company’s form of Time-Based RSU agreement (the “Time-Based RSU Agreement”). The number of Time-Based RSUs awarded will be determined based on the closing price of Vonage stock on the first trading day of the month following your Commencement Date (“Grant Date”). The number of shares covered by the Time-Based RSUs is subject to adjustment based on subsequent stock splits, reverse stock splits, other adjustments, or recapitalizations, as provided in the Incentive Plan. Subject to your continued employment on each vesting date, the Time-Based RSUs will vest and become exercisable as to 1/3 of the shares on the first, second, and third anniversaries of the Grant Date. The Time-Based RSUs will be governed by and subject to the terms of the Incentive Plan and the Time-Based RSU Agreement, and in the event of a conflict between this paragraph and the Incentive Plan and Time-Based

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RSU Agreement, the terms of the Incentive Plan and Time-Based RSU Agreement shall control.

(c)
Fifty (50) percent of the value of the sign-on equity will be in performance restricted stock units (“Performance RSUs”) under the Incentive Plan pursuant to the Company’s form of TSR performance unit agreement (the “Performance RSU Agreement”). The Performance RSUs will granted on the date in 2016 when other senior executive officers of the Company receive grants of performance-based restricted stock units. Such grant will be on terms no less favorable than those given to other senior executives at the Company and will include a performance period spanning calendar years 2016, 2017, and 2018, with a payout range of 0-200% based upon Company performance. The number of shares covered by the Performance RSUs is subject to adjustment based on subsequent stock splits, reverse stock splits, other adjustments, or recapitalizations, as provided in the Incentive Plan. Subject to your continued employment on the last day of the performance period (December 31, 2018), the Performance RSUs may vest based upon the Company’s total shareholder return as compared to a peer group in accordance with the table included in the Performance RSU Agreement. The Performance RSUs will be governed by and subject to the terms of the Incentive Plan and the Performance RSU Agreement, and in the event of a conflict between this paragraph and the Incentive Plan and Performance RSU Agreement, the terms of the Incentive Plan and Performance RSU Agreement shall control.

(d)
Beginning in 2017, you will be eligible to participate in Vonage’s long-term incentive compensation program as may be in effect from time to time and receive annual incentive equity grants thereunder as determined by the Compensation Committee of the Board in its sole discretion.

5. Severance

In addition, in the event your employment is terminated by the Company without Cause or by you with Good Reason, each as defined below, you will be entitled to severance pay equal to nine (9) months of your then-current base salary, less applicable withholding, which will be paid by the Company during its regular payroll cycle over the nine (9) month period following the date of your employment termination, provided, however, that the Company shall not be required to make the payments set forth in this paragraph 5 unless you execute and deliver to the Company a Separation Agreement and General Release in a form reasonably acceptable to the Company in its sole discretion (the ''Release").

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“Cause” means (i) material failure to perform your employment duties (not as consequence of any illness, accident or other disability), (ii) continued, willful failure to carry out any reasonable lawful direction of the Company, (iii) diverting or usurping a corporate opportunity of the Company, (iv) fraud, willful malfeasance, gross negligence or recklessness in the performance of employment duties, (v) willful failure to comply with any of the material terms of this Offer Letter, (vi) other serious, willful misconduct which causes material injury to the Company or its reputation, including, but not limited to, willful or gross misconduct toward any of the Company's other employees, (vii) conviction of, or plea of nolo contendre to, a felony or a crime involving moral turpitude, and (viii) violation of any written Company policies or procedures; provided, however, that no event or condition described in clauses (i), (ii) or (v) shall constitute Cause unless (x) the Company gives you written notice of its intention to terminate your employment for Cause and the grounds for such termination and (y) such grounds for termination (if susceptible to correction) are not corrected by you within 15 days of your receipt of such notice. If you do not correct the grounds for termination during such 15-day cure period, your termination of employment for Cause shall become effective on the first business day following the end of the cure period. Unless otherwise advised by the Company, you will be expected to perform services for the Company during the cure period.

“Good Reason” means: (i) a decrease in your base salary; (ii) a material diminution of your authorities, duties or responsibilities; (iii) a failure of the Company to pay compensation due and payable to you in connection with your employment or (iv) relocation by the Company of your principal place of employment to a location that results in your commuting distance being at least 30 miles greater than your commuting distance on the Commencement Date; provided, however, that no event or condition described in clauses (i) through (iv) shall constitute Good Reason unless (x) you give the Company’s Chief Legal Officer written notice of your intention to terminate your employment for Good Reason and the grounds for such termination within 45 days after the occurrence of the event giving rise to the “Good Reason” termination and (y) such grounds for termination (if susceptible to correction) are not corrected by the Company within 30 days of its receipt of such notice (or, in the event that such grounds cannot be corrected within such 30-day period, the Company has not taken all reasonable steps within such 30 day period to correct such grounds as promptly as practicable thereafter). If the Company does not correct the grounds for termination during such 30-day cure period (or take all reasonable steps within such 30-day period to correct such grounds as promptly as practicable thereafter), your termination of employment for “Good Reason” shall become effective on the first business day following the end of the cure period. Unless otherwise advised by the Company, you will be expected to perform services for the Company during the cure period.

6. Benefits

(a)
You shall be entitled to participate in all employee health and welfare plans, programs and arrangements of the Company, to the extent you are eligible to participate in such plans, in accordance with their respective terms, as may be amended from time to

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time and on the basis no less favorable than that made available to other senior executives of the Company.

(b)	Participation in the health and dental plan of the Company begins on the first day of the month immediately after your Commencement Date in accordance with the terms of the plans.

(c) You are eligible to participate in the Company’s 401(k) plan on the first day of the month immediately after your Commencement Date.
(d) If you choose to participate in these benefits, you will receive a Summary Plan Description for the health and dental insurance, as well as the 401(k), plans. A copy of the plan documents is available from the Plan Administrator (as defined in the Summary Plan Description).

7. Miscellaneous

(a)
In connection with your employment you will be required to enter into the Company’s Employee Covenants Agreement and acknowledge and consent to the Company’s Incentive Compensation Recoupment Policy (copies of which are enclosed with this Offer Letter).

(b)
You hereby represent to the Company that you are under no obligation or agreement that would prevent you from becoming an employee of the Company or adversely impact your ability to perform the expected responsibilities. By accepting this offer, you agree that no trade secret or proprietary information not belonging to you or the Company will be disclosed or used by you at the Company.

(c)	This Offer Letter is subject to satisfactory completion of references and a customary background evaluation.

(d)
This Offer Letter is not an employment contract and does not create an implied or express guarantee of continued employment. By accepting this offer, you are acknowledging that you are an employee at-will. This means that either you or the Company may terminate your employment at any time and for any reason or for no reason. This Offer Letter contains the entire agreement and understanding between you and the Company with respect to the terms of your employment and supersedes any prior or contemporaneous agreements, understandings, communications, offers,

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representations, warranties, or commitments by or on behalf of the Company, whether written or oral, with respect to the terms of your employment. Except for amendments to increase compensation payable to you, the terms of this Offer Letter may not be amended except pursuant to a written agreement between you and the Company.

(e)	Section 409A

(i)
The intent of the parties is that payments and benefits under this Offer Letter comply with or be exempt from Internal Revenue Code Section 409A and the regulations and guidance promulgated there under (collectively "Section 409A") and, accordingly, to the maximum extent permitted, this Offer Letter shall be interpreted to be exempt from Section 409A or in compliance therewith, as applicable. If you notify the Company that you have received advice of tax counsel of national reputation with expertise in Section 409A that any provision of this Offer Letter (or of any award of compensation, including equity compensation or benefits) would cause you to incur any additional tax or interest under Section 409A (with specificity as to the reason thereof) or the Company independently makes such determination, the Company shall, after consulting with you, reform such provision to try to comply with Section 409A through good faith modifications to the minimum extent reasonably appropriate to conform with Section 409A. To the extent that any provision hereof is modified in order to comply with or be exempt from Section 409A, such modification shall be made in good faith and shall, to the maximum extent reasonably possible, maintain the original intent and economic benefit to you and the Company of the applicable provision without violating the provisions of Section 409A.

(ii)
A termination of employment shall not be deemed to have occurred for purposes of any provision of this Offer Letter providing for the payment of any amounts or benefits that are considered nonqualified deferred compensation under Section 409A upon or following a termination of employment, unless such termination is also a "separation from service" within the meaning of Section 409A and the payment thereof prior to a "separation from service" would violate Section 409A. For purposes of any such provision of this Offer Letter relating to any such payments or benefits, references to a "termination," "termination of employment" or like terms shall mean "separation from service."

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(iii)
If, as of the date of your "separation from service" from the Company, you are a "specified employee" (within the meaning of that term under Section 409A(a)(2)(B)), then with regard to any payment or the provision of any benefit that is considered "nonqualified deferred compensation" under Section 409A (whether under this Offer Letter, any other plan, program, payroll practice or any equity grant) and is payable upon your separation from service, such payment or benefit shall not be made or provided until the date which is the earlier of (A) the expiration of the six (6) month-andone-day period measured from the date of your "separation from service," and (B) the date of your death (the "Delay Period") and this Offer Letter and each such plan, program, payroll practice or equity grant shall hereby be deemed amended accordingly. Upon the expiration of the Delay Period, all payments and benefits delayed pursuant to this paragraph (whether they would have otherwise been payable in a single sum or in installments in the absence of such delay) shall be paid or reimbursed to you in a lump sum with interest at the prime rate as published in the Wall Street Journal on the first business day of the Delay Period (provided that any payment measured by a change in value that continues during the Delay Period shall not be credited with interest for the Delay Period), and any remaining payments and benefits due under this Offer Letter shall be paid or provided in accordance with the regularly scheduled payment dates specified for them herein.

(iv)
For purposes of Section 409A, your right to receive any installment payments pursuant to this Offer Letter shall be treated as a right to receive a series of separate and distinct payments. Whenever a payment under this Offer Letter specifies a payment period with reference to a number of days (e.g., "payment shall be made within thirty (30) days following the date of termination"), the actual date of payment within the specified period shall be within the sole discretion of the Company.

(v)
To the extent any reimbursement or in-kind payment provided pursuant to this Offer Letter is deemed nonqualified deferred compensation subject to Section 409A then (i) all such expenses or other reimbursements as provided herein shall be payable in accordance with the Company’s policies in effect from time to time, but in any event shall be made on or prior to the last day of the taxable year following the taxable year in which such expenses were incurred by you; (ii) no such reimbursement or expenses eligible for reimbursement in any taxable year shall in any way affect the expenses eligible for reimbursement in any other taxable year; and (iii) the right to such reimbursement or in-kind benefits shall not be subject to liquidation or exchanged for another benefit.

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(vi)
No amounts payable to you by the Company or any of its subsidiaries or affiliates under this Agreement or any other agreement that constitute nonqualified deferred compensation subject to Section 409A shall be subject to offset by any other amount, except as permitted under Section 409A.

(e)
Withholding. The Company may withhold any tax (or other governmental obligation) that may result from the payments made and benefits provided to you under this Offer Letter or require you to make other arrangements satisfactory to the Company to enable it to satisfy all such withholding requirements.

(f)
Governing Law; Waiver of Jury Trial. All matters affecting this Offer Letter, including the validity thereof, are to be governed by, and interpreted and construed in accordance with, the laws of the State of New Jersey applicable to contracts executed in and to be performed in that State. YOU AND THE COMPANY HEREBY ACKNOWLEDGE AND AGREE THAT YOU AND THE COMPANY ARE HEREBY WAIVING ANY RIGHTS TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM BROUGHT BY EITHER YOU OR THE COMPANY AGAINST THE OTHER IN CONNECTION WITH ANY MATTER WHATSOEVER ARISING OUT OF OR IN ANY WAY CONNECTED WITH THIS OFFER LETTER. Disputes regarding your application for employment, employment, or termination of employment will be subject to the attached Arbitration Agreement.

(g)
Remedies. In addition to all other legal and equitable remedies, the prevailing party in any dispute that in any way relates to this Offer Letter or your employment hereunder shall be entitled to recover his or its reasonable attorneys’ fees and expenses incurred in connection with such dispute.

United States law requires all companies to verify an employee's authorization to work in the United States. If you accept this offer, you will need to bring certain documents with you on your Commencement Date which allows the Company to verify your work authorization. Enclosed is an Employment Eligibility Verification (form I-9). Please review the form and bring the appropriate documents required for employment verification on your Commencement Date. You will be asked to complete the form in the presence of a witness on your Commencement Date.

If these terms are agreeable to you, please sign and date the Offer Letter in the appropriate space at the bottom and return it to me by October 19, 2015.

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We are excited at the prospect of you joining the Company, and look forward to your future contributions.

Best Regards,

Alan Masarek
Chief Executive Officer
Agreed and Accepted:

Name: ____/s/ Susan L. Quackenbush ________
Sue Quackenbush

Date: _____10/19/2015______________

EMPLOYMENT COVENANTS AGREEMENT

This EMPLOYMENT COVENANTS AGREEMENT (the “Agreement”) is made this [ ] day of October, 2015 (the “Effective Date”), between VONAGE HOLDINGS CORP., its current and future subsidiaries, affiliates, successors and assigns, (collectively, “Vonage”), and Sue Quackenbush (“You” or “Your”) (collectively, the “Parties”). You hereby confirm that the term of this Agreement applies beginning upon the Effective Date and covers, without limitation, all Work Product.

For and in consideration of the Company’s agreement to employ You, You agree to the following terms:

1.	Acknowledgments. You acknowledge and agree that:

(a)
Your position is a position of trust and responsibility with access to Confidential Information, Trade Secrets, Legitimate Business Interests, and other information concerning employees and customers of the Company;

(b)
the Trade Secrets, Confidential Information, Legitimate Business Interests of the Company, and the relationship between the Company and its customers are valuable assets which may not be used for any purpose other than the Company’s Business;

(c)	the names of Customers are considered Confidential Information of the Business which constitute valuable, special, and unique property of the Company;

(d)	Customer lists and Customer information which have been compiled by the Company represent a material investment of the Company’s time and money;

(e)	the Company will invest its time and money in the development of Your skills in the Business; and

(f)
the restrictions contained in this Agreement, including, but not limited to, the restrictive covenants set forth in Sections 2 – 9 below, are reasonable and necessary with respect to length of time, scope and geographic area to protect the Legitimate Business Interests of the Company, promote and protect the purpose and subject matter of this Agreement and Your employment, deter any potential conflict of interest, and will not impair or infringe upon Your right to work or earn a living when Your employment with the Company ends.

(g)	In the course of Your employment with the Company You may do some or all of the following:

(i)	Customarily and regularly solicit Customers or prospective customers for Company;

(ii)	Customarily and regularly engage in making sales or obtaining orders or contracts for products or services to be performed by others;

(iii)
Have a primary duty of managing the Company or any department or subdivision thereof, customarily and regularly direct the work of two or more other Employees, and have the authority to hire and fire other Employees or have particular weight given to suggestions and recommendations as to the change of status of other Employees;

(iv)	Perform the duties of a key Employee or of a professional; and/or

(v)	Devote Your full time efforts to promote the interests and business of the Company.

2.	Trade Secrets and Confidential Information.

(a)	You represent and warrant that:

(i)
You are not subject to any legal or contractual duty or agreement that would prevent or prohibit You from performing Your duties for the Company or complying with this Agreement, including any duties you may have with respect to soliciting new employees or new customers to the Company;

(ii)
You are not, and will not be as a result of Your duties with the Company, in breach of any legal or contractual duty or agreement, including any agreement concerning trade secrets or confidential information, owned by any other person or entity; and

(iii)
You have disclosed to the Company a complete list of all prior inventions, discoveries, improvements or works of authorship that bear a reasonable relationship to the Company’s business or expansion thereof that You have, alone or jointly with others, conceived, developed or reduced to practice, prior to or since Your employment by Company, whether or not they have been submitted for, or granted, patent, trademark or copyright protection under any applicable law.

(b)	You will not:

(i)	use, disclose, or reverse engineer the Company’s Trade Secrets or Confidential Information for any purpose other than the Company’s Business, except as authorized in writing by the Company;

(ii)
during Your employment with the Company, use, disclose, or reverse engineer (a) any confidential information or trade secrets of any former employer or third party, or (b) any works of authorship developed in whole or in part by You during any former employment or for any other party, unless authorized in writing by the former employer or third party; or

(iii)
upon the termination of Your employment for any reason, (a) retain physical embodiments of the Company’s Trade Secrets or Confidential Information, including any copies existing in any form (including electronic form) which are in Your possession or control, or (b) destroy, delete, or alter the Company’s Trade Secrets or Confidential Information without the Company’s prior written consent.

(c)	The obligations under this Agreement shall:

(i)	with regard to the Trade Secrets, remain in effect as long as the information constitutes a trade secret under applicable law; and

(ii)
with regard to the Confidential Information, remain in effect for so long as the information, data, or material remains confidential, or for two years from the date Your employment with the Company terminates, whichever is longer.

(d)
The confidentiality, property, and proprietary rights protections available in this Agreement are in addition to, and not exclusive of, any and all other rights to which the Company is entitled under federal and state law, including, but not limited to, rights provided under copyright laws, trade secret and confidential information laws, and laws concerning fiduciary duties.

3.Non-Disclosure. During the time of Your employment and following the termination of Your employment, You will not divulge or make accessible to any person or entity any Confidential Information or Trade Secrets. In the event that, at any time during Your employment with the Company or at any time thereafter, You receive a request to disclose any Confidential Information or Trade Secrets under the terms of a subpoena or order issued by a court or by a governmental body, You agree to notify the Company immediately of the existence, terms, and circumstances surrounding such request; to consult with the Company on the advisability of taking legally available steps to resist or narrow such request; and, if disclosure of such Confidential Information or Trade Secrets are required to prevent You from being held in contempt or subject to other penalty, to furnish only such portion of the Confidential Information or Trade Secrets as, in the written opinion of counsel satisfactory to the Company, You are legally compelled to disclose, and to exercise Your best efforts to obtain an order or other reliable assurance that confidential treatment will be accorded to the disclosed Confidential Information or Trade Secrets.
4.Return of Company Property/Materials. Upon the termination of Your employment for any reason or upon the Company’s request at any time, You shall immediately return to the Company all of the Company’s property, including, but not limited to, keys, passcards, credit cards, confidential or proprietary lists (including, but not limited to, customer, employee, supplier, licensor, and client lists), rolodexes, tapes, computers, telephones, tablets, software, computer files, marketing and sales materials, and any other property, record, document, or piece of equipment belonging to the Company. You will not (i) retain any copies of the Company’s property, including any copies existing in electronic form, which are in Your possession or control, or (ii) destroy, delete, or alter any Company property, including, but not limited to, any files stored on a computer, telephone, tablet, or other electronic storage device, without the Company’s prior written consent. The obligations contained in this Section shall also apply to any property which belongs to a third party, including, but not limited to, (i) any entity which is affiliated or related to the Company, or (ii) the Company’s customers, employees, licensors, or suppliers.
5.Non-Competition. By virtue of your position with the Company, You will acquire valuable knowledge, enhance your professional skills and experience, and learn Trade Secrets and Confidential Information of the Company. Given Your access to the Company’s Trade Secrets and Confidential Information, there is an inherent threat of disclosure if You were to work for a competitor of the Company immediately following the separation of employment with the Company. During the Restricted Period, You will not, directly or by assisting others, engage in activities or provide products or services that are the same as or similar to those You conducted, authorized, offered or provided on behalf of the Company during the last two (2) years of Your employment with the Company, for the purpose of offering or providing products or services that are competitive with or directly substitutable for the Business of the Company (i) to any Customer of the Company with whom you had Material Contact or (ii) in any area where You did business on behalf of the Company during the last two (2) years of Your employment. If the Company terminates Your employment without cause or as the result of a Reduction in Force, the provisions of this Section 5 will not apply
6.Non-Solicitation of Customers. During the Restricted Period, You will not, directly or by assisting others, solicit, divert, accept business from or attempt to solicit, divert or accept any business from any Customer with whom You had Material Contact during Your employment for purposes of offering or providing products or services that are competitive with or directly substitutable for the Business.
7.Non-Recruit of Employees. During the Restricted Period, You will not, directly or indirectly, (a) solicit, recruit or induce any Employee, consultant or group of Employees and/or consultants to (i) terminate his or her or their employment or consulting relationship with the Company, or (ii) work for any other person or entity engaged in the Business, or (b) hire any Employee, consultant or group of Employees and/or consultants to work for any other person or entity engaged in the Business.
8.Duty of Loyalty. During the period of Your employment by the Company You will not, without the Company's express written consent, directly or indirectly engage in any employment or business activity which is directly or indirectly competitive with (a) products of the business of the Company or (b) directly substitutable for, or would otherwise conflict with, Your employment by the Company.
9.    Non-Disparagement. You will not make, publish or communicate any maliciously false, libelous, slanderous, vulgar, obscene, threatening, defamatory or unlawful remarks, comments or statements regarding the Company, its products, services, customers, partners, vendors, officers, directors or employees in an effort to interfere with the Company’s Business and Legitimate Business Interests.
10.    Work Product. Your employment duties may include inventing in areas directly or indirectly related to the Business of the Company or to a line of business that the Company may reasonably be interested in pursuing. To the extent permitted by law, all Work Product shall constitute work made for hire as defined in the Copyright Act of 1976 (17 U.S.C. §101). If (i) any of the Work Product may not be considered work made for hire, or (ii) ownership of all right, title, and interest (including moral rights) in and to the Work Product will not vest exclusively in the Company, then, without further consideration, You agree to assign, convey, transfer and grant, and hereby do assign, convey, transfer and grant to Vonage Holdings Corp. or its designee, Your entire right, title and interest in all copyrights in and to all Work Product (“Assigned Copyrights”). You agree to assign, convey, transfer and grant to Vonage Network LLC, or any other designee of the Company, Your entire right, title and interest in all patentable subject matter, patent applications, and patents in and to all Work Product, and any divisionals, substitutions, continuations, continuations-in-part, reissues, renewals or extensions of the same (“Assigned Patents”). You agree to assign, convey, transfer and grant, and hereby do assign, convey, transfer and grant to Vonage Holdings Corp or its designee, Your entire right, title and interest in Work Product, except for Your right, title and interest in Assigned Copyrights and Assigned Patents.
The Company will have the right to obtain and hold in its own name copyrights, patents, design registrations and continuations thereof, proprietary database rights, trademarks, rights of publicity, and any other protection available in the Work Product. At the Company’s request, You agree to perform, during or after Your employment with the Company, any acts to transfer, perfect and defend the Company’s ownership of the Work Product, including, but not limited to: (i) executing all documents (including a formal assignment to the Company) for filing an application or registration for protection of the Work Product (an “Application”), (ii) explaining the nature of the Work Product to persons designated by the Company, (iii) reviewing Applications and other related papers, (iv) providing any other assistance reasonably required for the orderly prosecution of Applications or the Company’s defense of opposition proceedings, (v) providing any assistance reasonably required to protect, maintain or promote the Company’s rights or interest in any Work Product, Application, or any right related thereto, or deriving or arising therefrom.

In the event the Company is unable for any reason, after reasonable effort, to secure Your signature on any document needed in connection with the actions specified in the preceding paragraph, You hereby irrevocably designate and appoint the Company and its duly authorized officers and agents as Your agent and attorney in fact, which appointment is coupled with an interest, to act for and in Your behalf to execute, verify and file any such documents and to do all other lawfully permitted acts to further the purposes of the preceding paragraph with the same legal force and effect as if executed by You. You hereby waive and quitclaim to the Company any and all claims, of any nature whatsoever, which You now or may hereafter have for infringement of any Work Product assigned hereunder to the Company.
Upon the Company’s request and in connection with the termination of Your employment with the Company, You agree to provide the Company with a written description of any Work Product in which You are involved (solely or jointly with others) and the circumstances surrounding the creation of such Work Product.
11.    License. During Your employment and after Your employment with the Company ends, You grant to the Company an irrevocable, nonexclusive, worldwide, royalty-free, fully-paid, perpetual license (with the right to sublicense through multiple tiers of sublicensees) to: (i) make, use, sell, copy, publicly perform, display, distribute, modify or otherwise utilize copies of the Licensed Materials, (ii) prepare, use and distribute derivative works based upon the Licensed Materials, (iii) authorize others to do the same, and (iv) exercise any and all present and future rights set forth in clauses (i) through (iii) with respect to such Licensed Materials. You shall notify the Company in writing of any Licensed Materials You deliver to the Company and will not incorporate, or permit to be incorporated, Licensed Materials into any Work Product.
12.    Release. During Your employment and after Your employment with the Company ends, You consent to the Company’s use of Your image, likeness, voice, or other characteristics in the Company’s products or services based on work you performed during Your employment. You release the Company from any cause of action which You have or may have arising out of the use, distribution, adaptation, reproduction, broadcast, or exhibition of such characteristics. You represent that You have obtained, for the benefit of the Company, the same release in writing from all third parties whose characteristics are included in the services, materials, computer programs and other deliverables that You provide to the Company.
13.    Post-Employment Disclosure. During the Restricted Period, You shall provide a copy of this Agreement to persons and/or entities for whom You work or consult as an owner, lender, partner, joint venturer, employee or independent contractor. If, during the Restricted Period, You work or consult for another person or entity as an owner, lender, partner, joint venturer, employee or independent contractor, You shall provide the Company with such person or entity’s name, the nature of such person or entity’s business, Your job title, and a general description of the services You will provide, and You hereby consent to the notification of such person or entity by the Company of Your rights and obligations under this Agreement.
14.    Injunctive Relief. If You breach any portion of this Agreement, You agree that:

(a)	the Company would suffer irreparable harm;

(b)	it would be difficult to determine damages, and money damages alone would be an inadequate remedy for the injuries suffered by the Company; and

(c)
if the Company seeks injunctive relief to enforce this Agreement, You will waive and will not (i) assert any defense that the Company has an adequate remedy at law with respect to the breach, (ii) require that the Company submit proof of the economic value of any Trade Secret or Confidential Information, or (iii) require the Company to post a bond or any other security.

Nothing contained in this Agreement shall limit the Company’s right to any other remedies at law or in equity.
15.    Independent Enforcement. The covenants set forth in Sections 2 – 9 of this Agreement shall be construed as agreements independent of (i) any other agreements, or (ii) any other provision in this Agreement, and the existence of any claim or cause of action by You against the Company, whether predicated on this Agreement or otherwise, regardless of who was at fault and regardless of any claims that either You or the Company may have against the other, shall not constitute a defense to the enforcement by the Company of the covenants set forth in Sections 2 – 9 of this Agreement. The Company shall not be barred from enforcing the restrictive covenants set forth in Sections 2 – 9 of this Agreement by reason of any breach of (i) any other part of this Agreement, or (ii) any other agreement with You.
16.    Modification. If any of the covenants set forth in Sections 2 – 9 of this Agreement, and their corresponding definitions, are held by a court of competent jurisdiction to be invalid or unenforceable as currently drafted, the Parties authorize that court to modify any such provision or definition by limiting and reducing it so as to be enforceable to the maximum extent compatible with applicable law.
17.    At-Will Employment. This Agreement does not create a contract of employment or a contract for benefits. Your employment relationship with the Company is at-will (unless you have an employment agreement with the Company). This means that at either Your option or the Company’s option, Your employment may be terminated at any time, with or without cause or notice. The covenants set forth in Section 2 - 9 of this Agreement shall survive termination of Your relationship with the Company, regardless of the circumstances of such termination.
18.     Attorneys’ Fees. In the event of litigation relating to this Agreement, the Company shall, if it is the prevailing party, be entitled to recover attorneys’ fees and costs of litigation in addition to all other remedies available at law or in equity.
19.    Waiver. The Company’s failure to enforce any provision of this Agreement shall not act as a waiver of that or any other provision. The Company’s waiver of any breach of this Agreement shall not act as a waiver of any other breach.
20.    Severability. The provisions of this Agreement are severable to the extent permissible under applicable law. If any provision is determined to be invalid, illegal, or unenforceable, in whole or in part, the remaining provisions and any partially enforceable provisions shall remain in full force and effect.
21.    Governing Law and Consent to Jurisdiction. The laws of the State of New Jersey shall govern this Agreement. If New Jersey’s conflict of law rules would apply another state’s laws, the Parties agree that New Jersey law shall still govern. You agree that any claim arising out of or relating to this Agreement shall be exclusively brought in a state or federal court of competent jurisdiction in New Jersey. You consent to the personal jurisdiction of the state and/or federal courts located in New Jersey. You waive (a) any objection to jurisdiction or venue, or (b) any defense claiming lack of jurisdiction or improper venue, in any action brought in such courts.
22.    No Strict Construction. If there is a dispute about the language of this Agreement, the fact that one Party drafted the Agreement shall not be used in its interpretation. Headings are for reference purposes only and shall not in any way affect the meaning or interpretation of this Agreement.

23.     Entire Agreement. This Agreement, including Attachment A which is incorporated by reference and included in the definition of Agreement, constitutes the entire agreement between the Parties concerning the subject matter of this Agreement. This Agreement supersedes any prior or contemporaneous communications, agreements or understandings, whether oral or written, between the Parties relating to the subject matter of this Agreement. Notwithstanding the prior sentence, if You have entered into an employment agreement with the Company, the provisions of that agreement supersede the provisions set forth herein to the extent applicable; all terms and conditions not addressed in Your employment agreement are supplemented by the provisions herein.
24.    Amendments. This Agreement may not be amended or modified except in writing signed by both Parties or by a court of competent jurisdiction as authorized by Section 16 of this Agreement.
25.    Successors and Assigns. This Agreement shall be assignable to, and shall inure to the benefit of, the Company’s successors and assigns, including, without limitation, successors through merger, name change, consolidation, or sale of a majority of the Company’s stock or assets, and shall be binding upon You. You shall not have the right to assign Your rights or obligations under this Agreement. The covenants contained in this Agreement shall survive cessation of Your employment with the Company, regardless of who causes the cessation or the reason for the cessation.
26.    Execution. This Agreement may be executed in one or more counterparts, including by way of electronic transmission. Each counterpart shall for all purposes be deemed to be an original, and each counterpart shall constitute this Agreement.
27.    Background/Credit Checks. You hereby agree that the Company may, subject to applicable law, complete background, credit, and reference checks and confirm your compliance with the 1986 Immigration Reform and Control Act at the commencement of Your employment with the Company and as necessary in the Company’s sole discretion during the course of Your employment with the Company.

28.    Affirmation. You acknowledge that You have carefully read this Agreement, You know and understand its terms and conditions, and You have had the opportunity to ask the Company any questions You may have had prior to signing this Agreement and You have had the opportunity to seek the advice of independent legal counsel with respect to this Agreement.

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ATTACHMENT A
DEFINITIONS

A.
“Business” shall mean the business of providing communications products and services, including voice, data, video and/or messaging services including services delivered over Voice Over IP (VoIP) technology or cloud based, business collaboration services and any other business or demonstrably anticipated business conducted by the Company during the course of Your employment.

B.
“Confidential Information” means data and information relating to the Business, oral or written, whether having existed, now existing, or to be developed during Your employment, regardless of whether the data or information constitutes a Trade Secret under applicable law, that (a) was disclosed to You or of which You became aware of as a consequence of Your relationship with the Company, (b) has value to the Company or whose disclosure may cause injury to the Company or its Business, and (c) is not generally known to the Company’s competitors. Confidential Information is also data and information of any third party (a “Third Party”) which the Company is obligated to treat as confidential, including, but not limited to, data or information provided to the Company by its licensors, suppliers, or customers. Confidential Information includes, but is not limited to (i) future business plans, (ii) the composition, description, schematic or design of products, future products, services, technology or equipment of the Company or any Third Party, including any source code or applications, (iii) advertising or marketing plans, (iv) information regarding independent contractors, Employees, clients, licensors, suppliers, customers, or any Third Party, including, but not limited to, customer lists and customer information compiled by the Company, (v) information concerning the Company’s or the Third Parties’ financial structure and methods and procedures of operation and (vi) Trade Secrets, methods of operation, network or system architecture, research and development projects, product development plans, names of customers (including the identities of key contacts and clients’ particular needs or requirements), any information contained in customers’ accounts, price lists, financial information and projections, route books, personnel data and similar information and any extracts therefrom. Confidential Information shall also include any of the above that would appear to a reasonable person to be confidential or proprietary in the context and circumstances in which the information is known or used regardless of whether it is so marked or otherwise identified. Confidential Information shall not include any data or information that (i) has been voluntarily disclosed to the public by the Company, except where such public disclosure has been made by You without authorization from the Company; (ii) has been independently developed and disclosed by others, (iii) has been independently developed and disclosed by You or others without violating this Agreement or the legal rights of the Company, or (iv) otherwise enters the public domain through lawful means.

C.
“Customer” means any person or entity to whom the Company has (i) sold its products or services or (ii) solicited to sell its products or services within the last two (2) years of Your employment with the Company (or during Your employment if employed less than two years).

D.
“Employee” means any person who (i) is employed by the Company at the time Your employment with the Company ends, (ii) was employed by the Company during the last two (2) years of Your employment with the Company (or during Your employment if employed less than two (2) years), or (iii) is employed by the Company during the two (2) years following the termination of Your employment.

E.
“Legitimate Business Interest” includes, but is not limited to Trade Secrets; valuable Confidential Information that otherwise does not qualify as a trade secret; substantial relationships with specific prospective or existing customers, vendors, or clients; customer or client good will associated with Company’s ongoing business, including but not limited to its trademark(s), service mark(s), or trade dress; Company’s geographic location or Company’s marketing or trade area; and extraordinary or specialized training.

F.
“Licensed Materials” means any materials that You utilize for the benefit of the Company, or deliver to the Company or the Company’s customers, which (i) do not constitute Work Product, (ii) are created by You or of which You are otherwise in lawful possession, and (iii) You may lawfully utilize for the benefit of, or distribute to, the Company or the Company’s customers.

G.
“Material Contact” includes (i) any interaction between You and a Customer that takes place in an effort to establish, maintain, and/or further a business relationship on behalf of the Company, (ii) any Customer whose dealings with the Company were coordinated or supervised by You, (iii) any Customer about whom You obtained Confidential Information in the ordinary course of business as result of Your association with the Company or (iv) any Customer who receives product or services authorized by the Company, the sale or provision of which results or resulted in compensation, commissions or earnings for You within the last two (2) years of Your employment with the Company (or during Your employment if employed less than two years).

H.
“Restricted Period” means the time period during Your employment with the Company and for a period of one (1) year after Your Separation Date; provided, however, that in the event that You violate the covenants set forth in Sections 2 – 9 of this Agreement and the Company enforces this Agreement through a court order, the Restricted Period shall continue until the later of (x) the end of the restricted period set forth above, and (y) one (1) year after the effective date of the order enforcing this Agreement.

I.	“Separation Date” means the date your employment with the Company ends for any reason.

J.
“Trade Secrets” means information of the Company, and its licensors, suppliers, clients, and customers, without regard to form, including, but not limited to, technical or nontechnical data, a formula, a pattern, a compilation, a program, a device, a method, a technique, a drawing, a process, financial data, financial plans, product plans, a list of actual customers, clients, licensors, or suppliers, or a list of potential customers, clients, licensors, or suppliers which is not commonly known by or available to the public and which information (i) derives economic value, actual or potential, from not being generally known to, and not being readily ascertainable by proper means by, other persons who can obtain economic value from its disclosure or use, and (ii) is the subject of efforts that are reasonable under the circumstances to maintain its secrecy.

K.
“Work Product” means (a) any data, databases, materials, documentation, computer programs, inventions (whether or not patentable or copyrightable), products, designs, and/or works of authorship, including but not limited to, discoveries, inventions, ideas, concepts, properties, formulas, compositions, algorithms, methods, programs, procedures, systems, techniques, products, improvements, modifications, designs, developments, properties, enhancements, frameworks, methodologies, processes, data, techniques, know-how, innovations, writings, pictures, audio, video, images (including images of You), and artistic works, and (b) any subject matter protected under patent, copyright, proprietary database, trademark, trade secret, rights of publicity, confidential information, or other property rights, including all worldwide rights therein, in any case (with respect to clauses (a) and (b) of this definition), that is or was conceived, created, invented or developed in whole or in part by You while employed by the Company and that either (i) is created within the scope of Your employment, (ii) is based on, results from, or is suggested by any work performed within the scope of Your employment and is directly or indirectly related to the Business of the Company or a line of business that the Company may reasonably be interested in pursuing, (iii) has been or will be paid for by the Company, or (iv) was created or improved in whole or in part by using the Company’s time, resources, data, facilities, or equipment.

ECA2014TVP

I ACKNOWLEDGE THAT I HAVE READ THIS EMPLOYMENT COVENANTS AGREEMENT AND UNDERSTAND AND AGREE TO EACH PROVISION.

I FURTHER ACKNOWLEDGE THAT THIS AGREEMENT WAS DRAFTED BY COUNSEL TO THE COMPANY, AND THAT I HAVE BEEN GIVEN THE OPPORTUNITY TO CONSULT COUNSEL OF MY CHOOSING. I HAVE EITHER DONE SO OR VOLUNTARILY CHOOSE NOT TO DO SO PRIOR TO MY ACCEPTANCE OF THIS EMPLOYMENT COVENANTS AGREEMENT. I ACKNOWLEDGE THAT MY FAILURE TO CONSULT WITH COUNSEL OF MY CHOOSING MAY HAVE ADVERSE CONSEQUENCES TO ME.

I ACKNOWLEDGE THAT THE COMPANY’S BUSINESS IS NATIONAL AND INTERNATIONAL IN SCOPE, WITH CUSTOMERS IN ALL FIFTY STATES AND THROUGHOUT THE WORLD.

I AGREE THAT THE PROVISIONS SET FORTH IN THIS AGREEMENT ARE AN APPROPRIATE MEANS OF PROTECTING THE COMPANY’S BUSINESS INTERESTS, AND THAT BASED ON MY EDUCATION, TRAINING, EXPERIENCE AND ECONOMIC RESOURCES, THE RESTRICTIONS SET FORTH IN THIS AGREEMENT WILL NOT UNDULY INTERFERE WITH MY ABILITY TO SUPPORT MYSELF AND MY DEPENDANTS.

I ACCEPT THIS AGREEMENT

Signature: _____/s/ Sue Quackenbush _____

Printed Name: Sue Quackenbush

Title: ___________________________________

Date: ______10/19/2015____________

ARBITRATION AGREEMENT

This Arbitration Agreement is a contract and covers important issues relating to your rights. It is your sole responsibility to read it and understand it. You are free to seek assistance from independent advisors of your choice outside the Company or to refrain from doing so if that is your choice.

1.
Arbitration. This Agreement is governed by the Federal Arbitration Act, and applies to any dispute arising out of or related to Employee's (sometimes “you” or “your”) application for employment, employment, or termination of employment with Vonage Holdings Corp. or one of its affiliates, successors, subsidiaries or parent companies (“Company”). This Agreement applies to the resolution of disputes that otherwise would be resolved in a court of law or before a forum other than arbitration. You and the Company agree that any legal dispute or controversy covered by this Agreement, or arising out of or relating to, the validity, enforceability or breach of this Agreement, shall be resolved by binding arbitration in accordance with the Employment Arbitration Rules of the American Arbitration Association (“AAA Rules”) then in effect, and not by court or jury trial, to be held (unless the parties agree in writing otherwise) within forty five (45) miles of where you are or were last employed by the Company, or as otherwise agreed. Continued employment constitutes mutual acceptance of the terms of this Agreement by you and the Company. The AAA Rules may be found at www.adr.org. If for any reason the AAA will not administer the arbitration, either party may apply to a court of competent jurisdiction with authority over the location where the arbitration will be conducted for appointment of a neutral Arbitrator.

•
Arbitration Process: The Arbitrator may be selected by mutual agreement. All claims in arbitration are subject to the same statutes of limitation that would apply in court. The parties shall submit written statements to the arbitrator at least 10 days prior to the hearing, which shall not exceed twenty five (25) pages, and contain no more than one hundred (100) pages of attachments. The arbitrator may take oral discovery at the hearing from no more than three (3) witnesses per side, not to exceed four (4) hours per witness.

You and the Company will follow the AAA Rules related to initial filing fees. You will not be responsible for arbitration specific fees above the fees that would be imposed if this were a court proceeding. The Company otherwise shall pay all costs and expenses unique to arbitration, including the arbitrator’s fees, and the Company’s attorney’s fees (if any). The arbitrator must follow applicable law and may award only those remedies that would have applied if the matter had been heard in court. The arbitrator’s decision must be in writing and contain findings of fact and conclusions of law. Except as may be permitted or required by law, neither a party nor an Arbitrator may disclose the existence, content, or results of any arbitration hereunder without the prior written consent of all parties. Judgment may be entered on the arbitrator’s decision in any court having jurisdiction.

A claim may be brought before and remedies awarded by an administrative agency (such as the EEOC, the US or state DOL, or the NLRB) if applicable law permits the agency to prosecute or adjudicate the claim notwithstanding the existence of an agreement to arbitrate governed by the Federal Arbitration Act. Nothing in this Agreement stops or excuses a party from bringing an administrative claim before any agency to fulfill the party's obligation to exhaust administrative remedies before making a claim in arbitration.

•
Claims Not Covered by Arbitration: This Agreement covers all claims except for (a) those set forth in Section 2, below, regarding class, collective or representative actions (b) litigation (if any) between you and the Company pending in a state or federal court as of the date of your receipt of this Agreement, (c) claims for workers compensation, state disability insurance or unemployment insurance benefits, and (d) disputes or claims arising under, or related to, the Company’s Employment Covenants Agreement. This Agreement shall not prevent or excuse you (individually or in concert with others) or the Company from utilizing the Company's existing internal procedures for resolution of complaints, and this Agreement is not intended to be a substitute for such procedures. Either you or the Company may apply to a court of competent jurisdiction for temporary or preliminary injunctive relief in connection with a controversy of the type covered by this Agreement, but only when the award to which that party may be entitled is not effectual without such relief. Disputes that may not be subject to arbitration by law are excluded from coverage of this Agreement.

2.
Waiver of Class, Collective and Representative Actions. Both the Company and you agree to bring any dispute in arbitration on an individual basis only, and not on a class, collective, or private attorney general representative basis on behalf of others ( a “Class Action”), and any such rights are waived (“Class Action Waiver”). Disputes regarding the validity, enforceability or breach of the Class Action Waiver shall be resolved in a court of law. If a court makes a final determination, in a dispute filed as a Class Action, that the Class Action Waiver is not enforceable, in whole or in part, then as much of the dispute that can be heard by the arbitrator shall be enforced in arbitration, and the part that cannot be heard by the arbitrator shall be heard by a court of competent jurisdiction. The Class Action Waiver shall be severable in any

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case in which the dispute is filed as an individual action and severance is necessary to ensure that the individual action proceeds in arbitration.

3.
No Retaliation. You will not be retaliated against, disciplined or threatened with discipline as a result of your exercising your rights under Section 7 of the National Labor Relations Act by the filing of or participation in a Class Action. However, the Company may lawfully seek enforcement of this Agreement and the Class Action Waiver under the Federal Arbitration Act and seek dismissal of such Class Action.

4.
Enforcement of this Agreement. This Agreement is the full and complete agreement and understanding of the parties relating to the formal resolution of disputes covered by this Agreement. In the event any portion of this Agreement is deemed unenforceable, the remainder of this Agreement will be enforceable. If the Class Action Waiver in Section 2 of this Agreement is deemed to be unenforceable, the Company and you agree that this Agreement is otherwise silent as to any party's ability to bring a Class Action.

AGREED:                     AGREED AND RECEIVED:
Vonage Holdings Corp.                EMPLOYEE NAME PRINTED: __________________________________

EMPLOYEE SIGNATURE: /s/ Sue Quackenbush_____
DATE: ___________10/19/2015______

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